Sub-item 77K
John Hancock Investment Trust III - John Hancock Large Cap Growth Fund

Effective May 21, 2002, the Board of Trustees for the John Hancock Large Cap Growth Fund voted not to retain Ernst & Young LLP as the Fund's independent auditor effective upon the completion of the audit for the fiscal year ended October 31, 2002. This action was recommended by the Fund's Audit Committee on May 21, 2002.
Ernst & Young LLP reports on the Fund's financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended 2002 and 2001, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagree- ments, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter disagreement in its report on the financial statements for such years.

JH Large Cap Growth Fund
Note F
Change in Independent Auditor

Based on the recommendation of the Audit Committee of the fund, the Board of Trustees has determined not to retain Ernst & Young LLP as the Fund's independent auditor and voted to appoint PricewaterhouseCoopers LLP for the fiscal year ended October 31, 2003. During the two most recent fiscal years and through August 27, 2002, Ernst & Young LLP?s audit reports contained no adverse opinion or disclaimer of opinion; nor were their reports qualified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the Fund and Ernst & Young LLP on accounting principles, financial statements disclosure or audit scope, which if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference to the disagreement in their report.



December 18, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Dear Sirs:

We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of the John Hancock Large Cap Growth Fund of John Hancock Investment Trust III. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
Ernst & Young LLP